For Immediate Release
---------------------
Wednesday, October 11, 2006

For further information contact:
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products Inc.
(412) 782-6000 x4230

Press Release

Portec Rail Products, Inc. Announces Vulcan Product Line Acquisition

PITTSBURGH, PA, Wednesday, October 11, 2006 - Portec Rail Products, Inc. (NASDAQ Global Market "PRPX") and Vulcan Chain Corporation, ("Vulcan") a Detroit, Michigan-based manufacturer of freight securement products for the railroad industry, announced today that they have entered into a definitive asset purchase agreement whereby Portec Rail purchased the assets of Vulcan's railroad product line. The acquired assets include certain patent interests, equipment, and other intangible assets. The all cash acquisition price is $4.3 million and is subject to a three year earnings provision based on the sales volume of the acquired product line. For the twelve months ended December 31, 2005, the acquired product line had revenues of approximately $4.0 million.

Richard J. Jarosinski, President and Chief Executive Officer of Portec Rail Products, Inc. said, "This is a very exciting acquisition for Portec Rail. We are well acquainted with Vulcan's railroad product line and it compliments the business of our Chicago-based Shipping Systems Division. Vulcan is a major supplier of new and reconditioned tie-down systems for the shipment of new automobiles and vans by the rail industry. Vulcan's hand-brake chain products will strengthen Portec Rail's relationship with railcar builders. We will now be able to offer our customers an expanded range of products. This is a very synergetic product line especially suitable for manufacture at our Huntington, West Virginia facility."

Scott A. Silberman, President and Owner of Vulcan Chain Corporation stated "Vulcan Chain has done business with Portec Rail's Shipping Systems Division for many years. We have had a long-standing customer/supplier relationship. I am very pleased to know that Vulcan's customers will be well-served by this acquisition. Portec Rail's strong engineering expertise, industry knowledge, and financial strength will be able to take our customers and products to the next level. I look forward to witnessing the progress."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington,

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West Virginia,  an engineering  and assembly  facility in Dublin,  Ohio (Salient
Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment in the United Kingdom with operations in Wrexham, Wales; Leicester, England; Stone, England and Sheffield, England (Coronet Rail). Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2005 and Form 10-Q for the period ended June 30, 2006 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.